Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171114

PROSPECTUS

Offer to Exchange
Up to $1,000,000,000 aggregate principal amount
of our 6.375% Senior Notes due 2020
(which we refer to as exchange notes)
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for all of our outstanding unregistered
6.375% Senior Notes due 2020 issued on November 9, 2010
(which we refer to as old notes)
and the guarantees thereof.

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes.

•	You may withdraw tenders of old notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on February 4, 2011, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•	We are offering the exchange notes to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the old notes.

•	The terms of the exchange notes are substantially identical to the old notes, except that transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the exchange notes.

•	The exchange notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with all our and the guarantors’ existing and future senior unsecured indebtedness;

•	rank senior in right of payment to all our and the guarantors’ future senior subordinated and subordinated indebtedness;

•	be effectively subordinated in right of payment to all our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including all of our borrowings and the guarantors’ guarantees under our senior secured credit facility); and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our subsidiaries that is not a guarantor of the exchange notes.

•	The exchange notes will mature on December 15, 2020.

•	The exchange notes will bear interest at a rate of 6.375% per annum. We will pay interest on the exchange notes semi-annually on June 15 and December 15 of each year, beginning on June 15, 2011.

•	We may redeem the exchange notes in whole or in part from time to time. See “Description of Exchange Notes.”

  See “Risk Factors” beginning on page 10 for a discussion of certain risks you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. A broker-dealer who acquired old notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the exchange notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

January 6, 2011

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to participate in the exchange offer, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect, read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically.

We make available free of charge at www.hanesbrands.com (in the “Investors” section) copies of materials we file with, or furnish to, the SEC. By referring to our website and the SEC’s website, we do not incorporate such websites or their contents into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended January 2, 2010;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 2010, July 3, 2010 and October 2, 2010;

•	our Current Reports on Form 8-K filed on May 3, 2010, November 1, 2010, November 4, 2010, November 10, 2010 and December 10, 2010; and

•	our Proxy Statement on Schedule 14A filed on March 12, 2010.

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We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise specifically indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Corporate Secretary, Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. In particular, information appearing under “Risk Factors” includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements.

Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended January 2, 2010, particularly under the caption “Risk Factors.”

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus and each of the documents incorporated herein by reference. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” and additional information contained in our Annual Report on Form 10-K for the year ended January 2, 2010 (the “Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarters ended October 2, 2010, July 3, 2010 and April 3, 2010 (collectively, the “Forms 10-Q”) incorporated by reference in this prospectus for more information about important factors you should consider before participating in the exchange offer.

Our Company

We are a consumer goods company with a portfolio of leading apparel brands, including Hanes, Champion, Playtex, Bali, L’eggs, Just My Size, barely there, Wonderbra, Stedman, Outer Banks, Zorba, Rinbros and Duofold. We design, manufacture, source and sell a broad range of apparel essentials such as T-shirts, bras, panties, men’s underwear, kids’ underwear, casualwear, activewear, socks and hosiery.

The apparel essentials sector of the apparel industry is characterized by frequently replenished items, such as T-shirts, bras, panties, men’s underwear, kids’ underwear, socks and hosiery. Growth and sales in the apparel essentials sector are not primarily driven by fashion, in contrast to other areas of the broader apparel industry. We focus on the core attributes of comfort, fit and value, while remaining current with regard to consumer trends. The majority of our core styles continue from year to year, with variations only in color, fabric or design details. Some products, however, such as intimate apparel, activewear and sheer hosiery, do have an emphasis on style and innovation. We continue to invest in our largest and strongest brands to achieve our long-term growth goals. In addition to designing and marketing apparel essentials, we have a long history of operating a global supply chain that incorporates a mix of self-manufacturing, third-party contractors and third-party sourcing.

Our products are sold through multiple distribution channels. During the year ended January 2, 2010, approximately 45% of our net sales were to mass merchants in the United States, 16% were to national chains and department stores in the United States, 11% were in our International segment, 10% were in our Direct to Consumer segment in the United States, and 18% were to other retail channels in the United States such as embellishers, specialty retailers and sporting goods stores. We have strong, long-term relationships with our top customers, including relationships of more than ten years with each of our top ten customers as of January 2, 2010. The size and operational scale of the high-volume retailers with which we do business require extensive category and product knowledge and specialized services regarding the quantity, quality and planning of product orders. We have organized multifunctional customer management teams, which has allowed us to form strategic long-term relationships with these customers and efficiently focus resources on category, product and service expertise. We also have customer-specific programs such as the C9 by Champion products marketed and sold through Target stores and our Just My Size program at Wal-Mart stores.

Our Brands

Our brands have a strong heritage in the apparel essentials industry. According to The NPD Group/Consumer Tracking Service, or “NPD,” our brands held either the number one or number two U.S. market position by units sold in most product categories in which we compete, for the 12-month period ended September 30, 2010. In 2009, Hanes was number one for the sixth consecutive year as the most preferred men’s apparel brand, women’s intimate apparel brand and children’s apparel brand of consumers in Retailing Today magazine’s “Top Brands Study.” Additionally, we had five of the top ten intimate apparel brands preferred by consumers in the Retailing Today study — Hanes, Playtex, Bali, Just My Size and L’eggs. In 2008, the most recent year in which the survey was conducted, Hanes was number one for the fifth consecutive year on the Women’s Wear Daily “Top 100 Brands Survey” for apparel and accessory brands that women know best.

Our Competitive Strengths

Strong brands with leading market positions.  According to NPD, our brands held either the number one or number two U.S. market position by units sold in most product categories in which we compete, for the 12-month period ended September 30, 2010. According to NPD, our largest brand, Hanes, was the top-selling apparel brand in the United States by units sold, for the 12-month period ended September 30, 2010.

High-volume, core essentials focus.  We sell high-volume, frequently replenished apparel essentials. The majority of our core styles continue from year to year, with variations only in color, fabric or design details, and are frequently replenished by consumers. We believe that our status as a high-volume seller of core apparel essentials creates a more stable and predictable revenue base and reduces our exposure to dramatic fashion shifts often observed in the general apparel industry.

Significant scale of operations.  According to NPD, we are the largest seller of apparel essentials in the United States as measured by units sold for the 12-month period ended September 30, 2010. Most of our products are sold to large retailers that have high-volume demands. We believe that we are able to leverage our significant scale of operations to provide us with greater manufacturing efficiencies, purchasing power and product design, marketing and customer management resources than our smaller competitors.

Global supply chain.  We have restructured our supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance our production capability between the Western Hemisphere and Asia. With our global supply chain infrastructure substantially in place, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs.

Strong customer relationships.  We sell our products primarily through large, high-volume retailers, including mass merchants, department stores and national chains. We have strong, long-term relationships with our top customers, including relationships of more than ten years with each of our top ten customers. We have aligned significant parts of our organization with corresponding parts of our customers’ organizations. We also have entered into customer-specific programs such as the C9 by Champion products marketed and sold through Target stores and our Just My Size program at Wal-Mart.

Key Business Strategies

Sell more, spend less and generate cash are our broad strategies to build our brands, reduce our costs and generate cash.

Sell more.  Through our “sell more” strategy, we seek to drive profitable growth by consistently offering consumers brands they love and trust and products with unsurpassed value. Key initiatives we are employing to implement this strategy include:

•	Build big, strong brands in big core categories with innovative key items. Our ability to react to changing customer needs and industry trends is key to our success. Our design, research and product development teams, in partnership with our marketing teams, drive our efforts to bring innovations to market. We seek to leverage our insights into consumer demand in the apparel essentials industry to develop new products within our existing lines and to modify our existing core products in ways that make them more appealing, addressing changing customer needs and industry trends. We also support our key brands with targeted, effective advertising and marketing campaigns.

•	Foster strategic partnerships with key retailers via “team selling.” We foster relationships with key retailers by applying our extensive category and product knowledge, leveraging our use of multi-functional customer management teams and developing new customer-specific programs such as C9 by Champion for Target and our Just My Size program at Wal-Mart. Our goal is to strengthen and deepen our existing strategic relationships with retailers and develop new strategic relationships.

•	Use Kanban concepts to have the right products available in the right quantities at the right time. Through Kanban, a multi-initiative effort that determines production quantities, and in doing so,

facilitates just-in-time production and ordering systems, we seek to ensure that products are available to meet customer demands while effectively managing inventory levels.

Spend less.  Through our “spend less” strategy, we seek to become an integrated organization that leverages its size and global reach to reduce costs, improve flexibility and provide a high level of service. Key initiatives we are employing to implement this strategy include:

•	Optimizing our global supply chain to improve our cost-competitiveness and operating flexibility. We have restructured our supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance our production capability between the Western Hemisphere and Asia. With our global supply chain infrastructure substantially in place, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs. We are focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials and sourced goods ownership arrangements. The consolidation of our distribution network is still in process but is not expected to result in any substantial charges in future periods. The distribution network consolidation involves the implementation of new warehouse management systems and technology, and opening of new distribution centers and new third-party logistics providers to replace parts of our legacy distribution network.

•	Leverage our global purchasing and manufacturing scale. Historically, we have had a decentralized operating structure with many distinct operating units. We are in the process of consolidating purchasing, manufacturing and sourcing across all of our product categories in the United States. We believe that these initiatives will streamline our operations, improve our inventory management, reduce costs and standardize processes.

Generate cash.  Through our “generate cash” strategy, we seek to effectively generate and invest cash at or above our weighted average cost of capital to provide superior returns for both our equity and debt investors. Key initiatives we are employing to implement this strategy include:

•	Optimizing our capital structure to take advantage of our business model’s strong and consistent cash flows. Maintaining appropriate debt leverage and utilizing excess cash to, for example, pay down debt, invest in our own stock and selectively pursue strategic acquisitions are keys to building a stronger business and generating additional value for investors.

•	Continuing to improve turns for accounts receivables, inventory, accounts payable and fixed assets. Our ability to generate cash is enhanced through more efficient management of accounts receivables, inventory, accounts payable and fixed assets through several initiatives, such as supplier-managed inventory for raw materials, sourced goods ownership relationships and other efforts.

Our ability to react to changing customer needs and industry trends is key to our success. Our design, research and product development teams, in partnership with our marketing teams, drive our efforts to bring innovations to market. We seek to leverage our insights into consumer demand in the apparel essentials industry to develop new products within our existing lines and to modify our existing core products in ways that make them more appealing, addressing changing customer needs and industry trends. Examples of our recent innovations include:

•	Barely There Smart Sizes, a new bra sizing system that simplifies and streamlines the traditional bra sizing configuration from 16 sizes to just 5 sizes with innovative, “shape to fit” technology (2010).

•	Wonderbra Secret Agent No Slip Fit Collection leverages the use of technology, anatomy and womanomics to design bras that feature shaping stay-in-place back and no slip straps that secretly work together to ensure everything stays comfortably in place all day (2010).

•	Bali Comfort-U Bra with a feature that ensures that the straps and back stay in place, delivering the ultimate fit and comfort in a place most women don’t think to look — the back (2010).

•	Hanes Comfort Flex Underwear feature a softer, more stretchable waistband that comfortably shifts without pinching or binding (2010).

•	Hanes dyed V-neck underwear T-shirts in black, gray and navy colors (2009).

•	Champion 360° Max Support sports bra that controls movement in all directions, scientifically tested on athletes to deliver 360° support (2009).

•	Playtex 18 Hour Seamless Smoothing bra that features fused fabric to smooth sides and back (2009).

•	Bali Natural Uplift bras that feature advanced lift for the bust without adding size (2009).

•	Hanes No Ride Up panties, specially designed for a better fit that helps women stay “wedgie-free” (2008).

•	Hanes Lay Flat Collar T-shirts and Hanes No Ride Up boxer briefs, the brand’s latest innovation in product comfort and fit (2008).

•	Playtex 18 Hour Active Lifestyle bra that features active styling with wickable fabric (2008).

•	Bali Concealers bras, with revolutionary concealing petals for complete modesty (2008).

•	Hanes Concealing Petals bras (2008).

•	Hanes Comfortsoft T-shirt (2007).

•	Hanes All Over Comfort bras (2007).

•	Bali Passion for Comfort bras, designed to be the ultimate comfort bra, features a silky smooth lining for a luxurious feel against the body (2007).

We have restructured our supply chain over the past three years to create more efficient production clusters that utilize fewer, larger facilities and to balance our production capability between the Western Hemisphere and Asia. With our global supply chain infrastructure substantially in place, we are now focused on optimizing our supply chain to further enhance efficiency, improve working capital and asset turns and reduce costs. We are focused on optimizing the working capital needs of our supply chain through several initiatives, such as supplier-managed inventory for raw materials and sourced goods ownership arrangements. Our textile production plant in Nanjing, China started production in the fourth quarter of 2009 and we expect to ramp up production over the next year. The Nanjing facility, along with our other textile facilities and arrangements with outside contractors, enables us to expand and leverage our production scale as we balance our supply chain across hemispheres to support our production capacity. The consolidation of our distribution network is still in process but is not expected to result in any substantial charges in future periods. The distribution network consolidation involves the implementation of new warehouse management systems and technology, and opening of new distribution centers and new third-party logistics providers to replace parts of our legacy distribution network.

Company Information

We were incorporated in Maryland on September 30, 2005 and became an independent public company following our spin off from Sara Lee Corporation (“Sara Lee”) on September 5, 2006. Our principal executive offices are located at 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105. Our main telephone number is (336) 519-8080.

Recent Developments

On November 1, 2010, we completed the acquisition of GearCo, Inc., known as Gear For Sports, a leading seller of licensed logo apparel in collegiate bookstores and other channels. We acquired Gear For Sports for $55 million and retired approximately $172 million of Gear For Sports debt in the transaction.

Risk Factors

Participation in this exchange offer involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus and the documents incorporated by reference herein, prior to participating in the exchange offer. See “Risk Factors” beginning on page 10.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled “The Exchange Offer.”

The exchange offer	We are offering to exchange $1,000 principal amount of the exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of the old notes, which have not been registered under the Securities Act. We issued the old notes on November 9, 2010.

In order to exchange your old notes, you must promptly tender them before the expiration date (as described in this prospectus). All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration date.

You may tender your old notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	Simultaneously with the initial sale of the old notes, we entered into a registration rights agreement for this exchange offer. In the registration rights agreement, we agreed, among other things, to use all commercially reasonable efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 30 Business Days (as defined in the registration rights agreement) after the registration statement becomes effective. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

Consequences of failure to exchange	If you do not exchange your old notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture that governs both the old notes and the exchange notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. See “Risk Factors — Risks Related to the Exchange Offer — If you do not exchange your old notes for exchange notes, your ability to sell your old notes will be restricted.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, February 4, 2011, unless we decide to extend the expiration date. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for tendering old notes	If you wish to tender your old notes for exchange in the exchange offer, you must transmit to the exchange agent on or before the expiration date an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your old notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal. However, if you hold old notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See “The Exchange Offer — Procedures for Tendering Old Notes.” If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be. By accepting the exchange offer, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you are not engaging in or intending to engage in a distribution of the exchange notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for notes that were acquired by that broker-dealer as a result of market-marking or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Withdrawal rights	You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “The Exchange Offer — Withdrawal Rights.”

Exchange agent	The exchange agent for the exchange offer is Branch Banking & Trust Company. The address, telephone number and facsimile number of the exchange agent are provided in the section entitled “The Exchange Offer — Exchange Agent.”

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes. See “Use of Proceeds.”

United States federal income tax considerations	Your exchange of the old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss as a result of the exchange. See “U.S. Federal Income Tax Considerations.”

Appraisal and Dissenters’ Rights	Holders of notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes will be the same as the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the old notes. The exchange notes represent the same debt as the old notes. Both the old notes and the exchange notes will be governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the old notes and the exchange notes.

Issuer	Hanesbrands Inc.

The notes	$1,000,000,000 in aggregate principal amount of 6.375% Senior Notes due 2020.

Maturity	December 15, 2020.

Interest payment dates	Interest will be payable on the exchange notes on June 15 and December 15 of each year, beginning on June 15, 2011.

Optional redemption	We may, at our option, redeem all or part of the exchange notes at any time prior to December 15, 2015 at a make-whole price, and at any time on or after December 15, 2015 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Exchange Notes — Optional Redemption.” In addition, prior to December 15, 2013, we may, at our option, redeem up to 35% of the notes with the proceeds of certain equity offerings.

Guarantees	The payment of the principal, premium and interest on the exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by substantially all of our existing domestic subsidiaries and by certain of our future restricted subsidiaries. In the future, the guarantees may be released or terminated under certain circumstances. See “Description of Exchange Notes — Guarantees.”

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

• rank equally in right of payment with all our and the guarantors’ existing and future senior unsecured indebtedness;

• rank senior in right of payment to all our and the guarantors’ future senior subordinated and subordinated indebtedness;

• be effectively subordinated in right of payment to all our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including all of our borrowings and the guarantors’ guarantees under our Senior Secured Credit Facility (as defined below)); and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our subsidiaries that is not also a guarantor of the notes.

As of October 2, 2010, after giving effect to the offering of the old notes and the application of the net proceeds therefrom and the acquisition of Gear For Sports, we would have had total consolidated indebtedness of $2,270.1 million, consisting of $129.4 million of secured indebtedness outstanding under our senior secured credit facility, which we entered into in 2006 and amended and restated in December 2009 (as amended and restated, the “Senior Secured Credit Facility”), $500.0 million of our 8.000% Senior Notes due 2016 (the “8% Senior Notes”), $1,000.0 million of the old notes, $490.7 million of our Floating Rate Senior Notes due 2014 (the “Floating Rate Senior Notes”) and $150.0 million outstanding under our accounts receivable securitization facility that we entered into on November 27, 2007 (the “Accounts Receivable Securitization Facility”). The subsidiary guarantors would have had guaranteed total indebtedness of $2,120.1 million, consisting of $129.4 million of secured guarantees under our Senior Secured Credit Facility, $500.0 million of unsecured guarantees of our 8% Senior Notes, $1,000.0 million of unsecured guarantees of the old notes and $490.7 million of unsecured guarantees of our Floating Rate Senior Notes, excluding intercompany indebtedness, and we would have been able to incur an additional $453.6 million of secured indebtedness under our Senior Secured Credit Facility. Our non-guarantor subsidiaries would have had $150.0 million of total indebtedness, consisting of the amounts outstanding under the Accounts Receivable Securitization Facility.

Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock (“restricted payments”);

• sell assets, including capital stock of our restricted subsidiaries;

• restrict dividends or other payments by restricted subsidiaries;

• create liens that secure debt;

• enter into transactions with affiliates; and

• create or incur liens; and

• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions, including a provision allowing us to make restricted payments in an amount calculated pursuant to a formula based upon 50% of our adjusted consolidated net income (as defined in the indenture) since October 1, 2006. As of October 2, 2010, after giving effect to the issuance of the old notes, we would have had approximately $680 million of available restricted payment capacity pursuant to that provision, in addition to the restricted payment capacity available under other exceptions.

In addition, most of the covenants will be suspended if both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., assign the notes an investment grade rating and no default exists with respect to the notes.

Change of control offer	If we experience certain kinds of changes of control, we must give the holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

No public market	The exchange notes will be a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. There is currently no established trading market for the exchange notes. The initial purchasers of the old notes (the “initial purchasers”) have advised us that they intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes and may discontinue any such market making in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Risk Factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

RISK FACTORS

Participation in this exchange offer involves risk. In addition to the risks described below, you should also carefully read all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus in evaluating an investment in the notes. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, our ability to fulfill our obligations under the notes could be materially affected and you could lose all or part of your investment.

The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

Risks Relating to the Company

The Company’s business is subject to a number of risks and uncertainties. You should review the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2010, in our Quarterly Reports on Form 10-Q for the periods ended April 3, 2010, July 3, 2010 and October 2, 2010 and in this prospectus for a discussion of the factors you should consider carefully before deciding to participate in the exchange offer.

Risks Relating to the Exchange Notes

We and the subsidiary guarantors have significant indebtedness and may incur substantial additional indebtedness in the future, including indebtedness ranking equal to the exchange notes and the guarantees.

At October 2, 2010, after giving effect to the offering of the old notes and the application of the net proceeds therefrom, we would have had total consolidated indebtedness of $2,270.1 million (including $129.4 million of secured indebtedness and guarantees under our Senior Secured Credit Facility) and we would have been able to incur an additional $453.6 million of secured indebtedness under our Senior Secured Credit Facility.

Subject to the restrictions in the indenture governing the exchange notes and in other instruments governing our other outstanding indebtedness (including our Senior Secured Credit Facility), we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although the indenture governing the exchange notes and the instruments governing certain of our other outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

If we or any subsidiary guarantor incurs any additional indebtedness that ranks equally with the exchange notes (or with the guarantee thereof), including trade payables, the holders of that indebtedness will be entitled to share ratably with noteholders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such subsidiary guarantor. This may have the effect of reducing the amount of proceeds paid to noteholders in connection with such a distribution and we may not be able to meet some or all of our debt obligations, including repayment of notes.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our debt instruments have restrictive covenants that could limit our financial flexibility.

The indentures related to the exchange notes, our 8% Senior Notes and our Floating Rate Senior Notes and the Senior Secured Credit Facility contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under the Senior Secured Credit Facility is subject to compliance with certain financial covenants, including total leverage and interest coverage ratios. The Senior Secured Credit Facility also includes other restrictions that, among other things, limit our ability to incur certain additional indebtedness and certain types of liens, to effect mergers and sales or transfer of assets and to pay cash dividends.

The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens that secure debt;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

These restrictions could, among other things, limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities.

These covenants are subject to a number of important limitations and exceptions, including a provision allowing us to make restricted payments in an amount calculated pursuant to a formula based upon 50% of our adjusted consolidated net income (as defined in the indenture governing the exchange notes) since October 1, 2006. As of October 2, 2010, after giving effect to the issuance of the old notes, we would have had approximately $680 million of available restricted payment capacity pursuant to that provision, in addition to the restricted payment capacity available under other exceptions. See “Description of Exchange Notes — Covenants.”

In addition, most of the covenants will be suspended if both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., assign the exchange notes an investment grade rating and no default exists with respect to the exchange notes. See “Description of Exchange Notes.”

Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay planned investments and capital expenditures, or to sell assets, seek additional financing in the debt or equity markets or restructure or refinance our indebtedness, including the exchange notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the exchange notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. We could also face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Secured Credit Facility and the indentures governing the exchange notes, our 8% Senior Notes and our Floating Rate Senior Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could have realized from them and any proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our debt service obligations.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

Our debt under our Senior Secured Credit Facility, our Floating Rate Senior Notes and our Accounts Receivable Securitization Facility bear interest at variable rates. We may also incur indebtedness with variable interest rates in the future. As a result, an increase in market interest rates could increase the cost of servicing our debt and could materially reduce our profitability and cash flows. We currently estimate that our annual interest expense on our floating rate indebtedness would increase by approximately $15 million for each increase in interest rates of 1%, without giving effect to any hedging arrangements.

Your right to receive payments on the exchange notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the exchange notes and the guarantors’ obligations under their guarantees of the exchange notes will be unsecured, and our obligations under and the guarantors’ obligations under their guarantees of our 8% Senior Notes and our Floating Rate Senior Notes are unsecured, but our obligations under our Senior Secured Credit Facility and each guarantor’s obligations under its guarantee of our Senior Secured Credit Facility is secured by a security interest in substantially all of our assets and the ownership interests of all of our subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Secured Credit Facility, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders under our Senior Secured Credit Facility could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor in a transaction permitted under the terms of the indenture governing the exchange notes, then such guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of such assets or by the equity interests in any such guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

As of October 2, 2010, after giving effect to the issuance of the old notes and the application of the net proceeds therefrom, we would have had total consolidated indebtedness of $2,270.1 million, consisting of $129.4 million of secured indebtedness outstanding under the Senior Secured Credit Facility, $1,000.0 million of the old notes, $500.0 million of the 8% Senior Notes, $490.7 million of the Floating Rate Senior Notes and $150.0 million outstanding under our Accounts Receivable Securitization Facility. The subsidiary guarantors would have had guaranteed total indebtedness of $2,120.1 million, consisting of $129.4 million of secured guarantees under our Senior Secured Credit Facility, $1,000.0 million of unsecured guarantees of the old notes,

$500.0 million of unsecured guarantees of our 8% Senior Notes and $490.7 million of guarantees of the Floating Rate Senior Notes, excluding intercompany indebtedness, and we would have been able to incur an additional $453.6 million of secured indebtedness under our Senior Secured Credit Facility. In addition, our non-guarantor subsidiaries would have had $150.0 million of total indebtedness, consisting of the amounts outstanding under the Accounts Receivable Securitization Facility.

Our ability to repay our debt, including the exchange notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness, including the exchange notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Substantially all of our existing domestic subsidiaries on the date of completion of this exchange offer will guarantee our obligations under the exchange notes. Unless they guarantee the exchange notes, any of our future subsidiaries will not have any obligation to pay amounts due on the exchange notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the exchange notes limits the ability of our subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to waiver and certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the exchange notes. If we are unable to obtain sufficient funds from our subsidiaries, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot guarantee that such alternative financing would be possible or successful. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would have an adverse effect on our business, financial condition, results of operations and cash flow as well as on our ability to pay interest or principal on the notes when due, or redeem the notes upon a change of control.

Claims of noteholders will be structurally subordinated to claims of creditors of any of our future subsidiaries that do not guarantee the notes.

We conduct a portion of our operations through our subsidiaries. Subject to certain limitations, the indenture governing the exchange notes permits us to form or acquire certain subsidiaries that are not guarantors of the exchange notes and to permit such non-guarantor subsidiaries to acquire assets and incur indebtedness, and noteholders would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. As of October 2, 2010, our non-guarantor subsidiaries had $150.0 million of total indebtedness, consisting of the amounts outstanding under the Accounts Receivable Securitization Facility. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of the guarantors as equity, and thus would not be available to satisfy our obligations under the exchange notes and other claims against us or the guarantors.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Secured Credit Facility and the indentures governing the exchange notes, our 8% Senior Notes and our Floating Rate Senior Notes, that is not waived, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, including covenants in our Senior Secured Credit Facility and the indentures governing the exchange notes, our 8% Senior Notes and our Floating Rate Senior Notes, we could be in default under the terms of the agreements governing such indebtedness, including our Senior Secured Credit Facility and the indentures governing the exchange notes, our 8% Senior Notes and our Floating Rate Senior Notes. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our Senior Secured Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers under our Senior Secured Credit Facility to avoid being in default. If we breach our covenants under our Senior Secured Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Secured Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we may be required to offer to repurchase all outstanding notes, our 8% Senior Notes and our Floating Rate Senior Notes at 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of such exchange notes will be our available cash or cash generated from the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity or debt securities. We may not be able to repurchase such exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Our failure to repurchase the notes, our 8% Senior Notes and our Floating Rate Senior Notes upon a change of control could cause a default under the indentures governing the notes, our 8% Senior Notes, and our Floating Rate Senior Notes and could lead to a cross default under our Senior Secured Credit Facility.

The change of control put right might not be enforceable.

In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

Federal bankruptcy and state fraudulent transfer laws and other limitations may preclude the recovery of payments under the guarantees.

Initially, substantially all of our domestic subsidiaries will guarantee the exchange notes. Federal bankruptcy and state fraudulent transfer laws permit a court, if it makes certain findings, to avoid all or a portion of the obligations of the guarantors pursuant to their guarantees of the exchange notes, or to subordinate any such guarantor’s obligations under such guarantee to claims of its other creditors, reducing or eliminating the noteholders’ ability to recover under such guarantees. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, a guarantee could be voided as a fraudulent transfer or conveyance if (1) the guarantee was incurred with the intent of hindering, delaying or defrauding creditors; or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (2) only, one of the following is also true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee or subsequently became insolvent for other reasons;

•	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on the business; or

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Although each guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law, this provision may not be effective to protect the guarantees from being voided under the fraudulent transfer laws described above. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

Many of the covenants contained in the indenture will be suspended if the exchange notes are rated investment grade by both of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the exchange notes will be suspended if the exchange notes are rated investment grade by both of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., provided at such time no default under the indenture has occurred and is continuing. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please see “Description of Exchange Notes — Covenants — Changes in Covenants When Notes Rated Investment Grade.”

An active trading market for the exchange notes may not develop.

There is no existing market for the exchange notes. The exchange notes will not be listed on any securities exchange. There can be no assurance that a trading market for the exchange notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the exchange notes, your ability to sell your exchange notes or the price at which you will be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the:

•	time remaining to the maturity of the exchange notes;

•	outstanding amount of the exchange notes;

•	terms related to optional redemption of the exchange notes; and

•	level, direction and volatility of market interest rates generally.

If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected.

Risks Relating to the Exchange Offer

If you do not exchange your old notes for exchange notes, your ability to sell your old notes will be restricted.

If you do not exchange your old notes for exchange notes in this exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those old notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the old notes under the Securities Act.

You may not be able to sell the exchange notes quickly or at the price that you paid.

We do not intend to apply for the notes or the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers of the old notes have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the exchange notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market in the exchange notes.

We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar or alternative securities.

It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we may not accept your old notes for exchange. For more information, see “The Exchange Offer.”

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of the total of (i) the following (a) pretax income from continuing operations before adjustment for noncontrolling interest or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, minus the total of (ii) the following: (a) interest capitalized and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges are defined as the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense.

	Nine Months
	Ended	Years Ended			Six Months Ended	Years Ended
	October 2,	January 2,	January 3,	December 29,	December 30,	July 1,	July 2,
	2010	2010	2009	2007	2006	2006	2005

Ratio of earnings to fixed charges(1)	2.62	1.25	1.91	1.83	2.24	10.37	7.64

(1)	The Ratio of Earnings to Fixed Charges should be read in conjunction with our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus from our Form 10-K and Forms 10-Q. The interest expense included in the fixed charges calculation above excludes interest expense relating to our uncertain tax positions. The percentage of rent included in the calculation is a reasonable approximation of the interest factor.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, exchange notes in the same principal amount. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase of our outstanding debt or the receipt of any additional proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization on a historical basis as of October 2, 2010, on an actual basis and as adjusted to give effect to issuance of the old notes (referred to here as the “6.375% notes”). This table should be read in conjunction with the section of this prospectus entitled “Use of Proceeds” and our financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2010, which is incorporated by reference herein.

	October 2, 2010
	Actual	As Adjusted(3)
	(In thousands)

Cash and cash equivalents	$75,496	$75,496

Debt, including current and long-term Senior Secured Credit Facility(1):
Term loan facility	690,937	—
Revolving credit facility	190,000	129,400	(4)
6.375% Notes(2)	—	1,000,000
8% Senior Notes	500,000	500,000
Floating Rate Senior Notes	490,735	490,735
Accounts Receivable Securitization Facility	150,000	150,000

Total debt	$2,021,672	$2,270,135

Total stockholders’ equity	$538,527	$538,527

Total capitalization	$2,560,199	$2,808,662	(4)

(1)	Prior to the application of the proceeds of the 6.375% notes, the Senior Secured Credit Facility consisted of a term loan facility and a revolving credit facility, and provided for aggregate borrowings of up to $1.29 billion, subject to certain conditions. After giving effect to the issuance of the 6.375% notes, and the use of proceeds of such notes, we would have had $129 million of outstanding borrowings under the $600 million revolving facility under the Senior Secured Credit Facility.

(2)	Represents the aggregate principal amount of the 6.375% notes. The fees and expenses related to the offering of the old notes will accrete over the life of the notes and will be amortized into interest expense.

(3)	Actual amounts may vary from estimated amounts depending on several factors, including fluctuations in cash on hand between October 2, 2010 and November 9, 2010, payments of accrued interest subsequent to October 2, 2010 and differences from our estimated fees and expenses for the offering of the 6.375% notes. Any changes in these amounts may affect the amount of cash required for the issuance of the 6.375% notes.

(4)	Approximately $227 million was borrowed under the Senior Secured Credit Facility subsequent to October 2, 2010 to fund the Gear For Sports acquisition and was repaid from the proceeds of the issuance of the 6.375% notes.

DESCRIPTION OF EXCHANGE NOTES

On November 9, 2010, we issued $1 billion aggregate principal amount of 6.375% Senior Notes under an indenture, as supplemented by a supplemental indenture, dated November 9, 2010 (collectively, the “Indenture”), among us, the Subsidiary Guarantors and Branch Banking and Trust Company, as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the Securities Act. The indenture under which the exchange notes are to be issued is the same indenture under which the old notes were issued. The terms of the exchange notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Indenture does not limit the aggregate principal amount of notes that can be issued thereunder. We may issue an unlimited principal amount of additional notes (the “Additional Notes”) under the Indenture, as well as debt securities of other series. We will only be permitted to issue Additional Notes in compliance with the covenant described under the subheading “— Covenants — Limitation on Indebtedness.” Any Additional Notes will be part of the same series as the Notes (including the exchange notes issued in exchange for the old notes) and will vote on all matters with the holders of the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Exchange Notes,” references to the “Notes” include any old notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer and any Additional Notes actually issued.

This description of exchange notes is intended to be an overview of the material provisions of the exchange notes and the Indenture. Since this description of exchange notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights as holders of the exchange notes. Copies of the Indenture are available upon request to the Company at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus.

You will find the definitions of capitalized terms used in this description of exchange notes under the heading “— Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Hanesbrands Inc. and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under “— Definitions” have the meanings assigned to them in the Indenture and the registration rights agreement.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders of Notes will have rights under the Indenture, and all references to “holders” in this description of exchange notes are to registered holders of Notes.

General

The Exchange Notes.  The exchange notes:

•	will be general unsecured, senior obligations of the Company;

•	will mature on December 15, 2020;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form, see “— Book-Entry, Delivery and Form”;

•	will rank senior in right of payment to all existing and future subordinated obligations of the Company;

•	will rank equally in right of payment to any existing or future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	will be initially unconditionally guaranteed on a senior basis by certain current Subsidiaries of the Company, see “— Guarantees”;

•	will effectively rank junior to any existing or future secured Indebtedness of the Company, including amounts that may be borrowed under our Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•	will rank structurally junior to the indebtedness and other obligations of our future non-guarantor subsidiaries, if any.

The terms of the exchange notes are identical in all material respects to the old notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

Interest.  Interest on the Notes:

•	accrues at the rate of 6.375% per annum;

•	accrues from the Closing Date or, if interest has already been paid, from the most recent interest payment date;

•	is payable in cash semi-annually in arrears on June 15 and December 15, commencing on June 15, 2011;

•	is payable to the holders of record on the June 1 and December 1 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date is made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest accrues as a result of such delayed payment. The Company pays interest on overdue principal of the Notes at the above rate, and overdue installments of interest at such rate, to the extent lawful.

Payments on the Notes; Paying Agent and Registrar

We pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the Trustee at 223 Nash Street, Wilson, North Carolina to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

We pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Optional Redemption

On and after December 15, 2015, we may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage

2015	103.188%
2016	102.125%
2017	101.062%
2018 and thereafter	100.000%

Prior to December 15, 2013, we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the Notes issued on the Closing Date remains outstanding after each such redemption; and

(2) the redemption occurs within 180 days after the closing of the related Equity Offering.

In addition, the Notes may be redeemed, in whole or in part, at any time prior to December 15, 2015 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In certain circumstances, the Company will have the option to redeem all Notes that remain outstanding following a Change of Control Offer. See “— Repurchase of Notes Upon a Change of Control.”

Selection and Notice

If the Company is redeeming less than all of the outstanding Notes, the Trustee will select the Notes for redemption on a pro rata basis (to the extent practicable) unless otherwise required by the principal national securities exchange, if any, on which the Notes are listed, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the partially redeemed Note. On and after the redemption date, interest will cease to accrue on Notes or the portion of them called for redemption unless we default in the payment thereof.

Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Repurchase of Notes Upon a Change of Control” and “— Covenants — Limitation on Asset Sales.”

We may acquire Notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. However, other existing or future agreements of the Company may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Ranking

The Notes are general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and are effectively subordinated to all of our existing and future secured Indebtedness, including Indebtedness Incurred under our Credit Agreement, to the extent of the value of the collateral securing such Indebtedness, and liabilities of any of our future Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under the Credit Agreement and other secured Indebtedness has been repaid in full from such assets. In addition, in the event of bankruptcy, liquidation, reorganization or other winding up of a non-guarantor Subsidiary, the assets of such Subsidiary will be available to pay obligations on the Notes only after all obligations of such Subsidiary have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

Guarantees

Payment of the principal of, premium, if any, and interest on the Notes is fully and unconditionally Guaranteed, jointly and severally, on an unsecured unsubordinated basis by each Restricted Subsidiary (other than HBI Playtex BATH LLC, HBI Receivables LLC and those that are a Foreign Subsidiary or an Immaterial Subsidiary) existing on the Closing Date the equity interests of all of which are 100% owned, directly or indirectly, by the Company. In addition, each future Restricted Subsidiary that Guarantees any Indebtedness of the Company under a Credit Facility (other than those that are a Foreign Subsidiary or an Immaterial Subsidiary) will Guarantee the payment of the principal of, premium if any, and interest on the Notes.

The obligations of each Subsidiary Guarantor under its Note Guarantee are limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee is entitled to contribution from any other Subsidiary Guarantor or the Company, as the case may be.

The Note Guarantee issued by any Subsidiary Guarantor is automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer to any Person of the Capital Stock of such Subsidiary Guarantor, after which such Subsidiary Guarantor is no longer a Subsidiary of the Company, (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture, (3) the release of such Subsidiary Guarantor’s Guarantee of all other Indebtedness of the Company or (4) the Company exercising its legal defeasance or covenant defeasance option with respect to the Notes as described under “— Defeasance” or the Company’s obligations under the Indenture being satisfied and discharged with respect to the Notes in accordance with the terms of the Indenture.

Under certain circumstances, the Company may designate Subsidiaries as Unrestricted Subsidiaries. None of the Unrestricted Subsidiaries will be subject to the restrictive covenants in the Indenture and none will guarantee the Notes.

Covenants

Overview

The Indenture contains covenants that limit the Company’s and its Restricted Subsidiaries’ ability, among other things, to:

•	incur additional debt and issue preferred stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Restricted Subsidiaries;

•	issue or sell capital stock of Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens;

•	engage in unrelated businesses; and

•	effect mergers.

In addition, if a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or a part of the Holder’s Notes at a price equal to 101% of their principal amount, plus any accrued interest, to the date of repurchase.

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the Indenture:

(1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1) “— Limitation on Indebtedness;”

(2) “— Limitation on Restricted Payments;”

(3) “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(4) “— Limitation on Transactions with Shareholders and Affiliates;”

(5) “— Limitation on Asset Sales;”

(6) “— Additional Note Guarantees;” and

(7) clause (3) of the covenant described below under the caption “— Consolidation, Merger and Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Limitation on Restricted Payments” or “Limitation on Indebtedness” covenants will be made as if the “Limitation on Restricted Payments” or “Limitation on Indebtedness” covenant, as the case may be, had been in effect since the date of the Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment or incurrence of Indebtedness made while such relevant covenant was suspended and it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the covenants listed in clauses (1) through (7) above. All Indebtedness incurred while the “Limitation on Indebtedness” covenant was suspended will be deemed to have been incurred in reliance on the exception provided for “Indebtedness existing on the Closing Date” provided by paragraph (a) under such covenant. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Limitation on Indebtedness

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and other Indebtedness existing on the Closing Date

(other than Indebtedness described in clause (1) below, the incurrence of which will be governed by such clause (1))) and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be greater than 2.0:1.0.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) the incurrence by the Company and any Subsidiary Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and such Subsidiary Guarantor thereunder) (together with refinancings thereof) not to exceed, in an aggregate amount as of any date of any such incurrence, the greater of (A) $1,700.0 million less any amount of such Indebtedness permanently repaid with the Net Proceeds of Asset Sales as provided under the “Limitation on Asset Sales” covenant and (B) the sum of (i) 85% of the net book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP based on the most recent quarter-end financial statements available to the Company (after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom);

(2) Indebtedness owed to the Company or any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness including, without limitation, the Notes and the Existing Notes (other than Indebtedness outstanding under clauses (1), (2), (5), (6), (7), (8), (9) and (13) and any refinancings thereof) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (A) if the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee on terms not materially less favorable in the aggregate to the subordination provisions of the Indebtedness to be refinanced or refunded, (B) the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (C) such new Indebtedness shall not include (i) Indebtedness of a Subsidiary of the Company that is not a Subsidiary Guarantor that refinances or refunds Indebtedness of the Company or a Subsidiary Guarantor and (ii) Indebtedness of the Company or a Restricted Subsidiary that refinances or refunds Indebtedness of an Unrestricted Subsidiary;

(4) Indebtedness of the Company, to the extent the net proceeds thereof are (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or an Optional Redemption or (B) promptly deposited to defease the Notes as described under “— Defeasance”;

(5) Guarantees of Indebtedness of the Company or any Restricted Subsidiary of the Company by any other Restricted Subsidiary of the Company; provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(7) Indebtedness (A) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (B) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of property, plant or equipment of the Company and its Restricted Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) (provided that, such Indebtedness is incurred within 365 days of the acquisition of such property, plant or equipment) and (C) in respect of Capitalized Lease Obligations and (D) refinancings of any Indebtedness described in clauses (A), (B) or (C) hereof; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause (7) shall not, as of any date of incurrence, exceed the greater of (i) $200.0 million or (ii) 5.0% of Total Assets;

(8) Indebtedness of Foreign Subsidiaries and Guarantees thereof in an aggregate outstanding principal amount not to exceed $500.0 million, at any one time outstanding;

(9) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary, but only if (A) such Indebtedness was not created or incurred in contemplation of such Person becoming a Restricted Subsidiary or (B) on the date that such Person became a Restricted Subsidiary and after giving effect to the incurrence of such Indebtedness and the acquisition pursuant to this clause (9), either (i) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (ii) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(10) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(11) (A) Permitted Securitizations and Standard Securitization Undertakings and (B) a Permitted Factoring Program;

(12) Indebtedness consisting of (A) the financing of insurance premiums or (B) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(13) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(14) Indebtedness of the Company and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of the Company or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents; and

(15) additional Indebtedness of the Company or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (14) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $250.0 million.

(b) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. The amount of any particular Indebtedness incurred in a foreign currency will be calculated based on the exchange rate for such currency vis-à-vis the U.S. dollar on the date of such incurrence.

(c) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, (x) Indebtedness outstanding under the Credit Agreement on the Closing Date following application of the net proceeds of this offering shall be treated as Incurred pursuant to clause (1) of the second paragraph of part (a) of this “Limitation on Indebtedness” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of clause (a), the Company, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Indebtedness.

(d) The Company and the Subsidiary Guarantors will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes (in the case of the Company) or the Note Guarantees (in the case of any Subsidiary Guarantor), in each case, at least to the same extent. For purposes of the foregoing, no Indebtedness will be deemed subordinate in right of payment to any other Indebtedness by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on equity securities of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Company;

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is expressly subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is expressly subordinated in right of payment to a Note Guarantee, in each case, prior to the date that is one year before the Stated Maturity of such subordinated Indebtedness; or

(4) make any Investment, other than a Permitted Investment, in any Person;

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness” covenant, or

(C) the aggregate amount of all Restricted Payments made after the Closing Date would exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) less the amount of any net reduction in Investments included pursuant to clause (3) below that would otherwise be included in Adjusted Consolidated Net Income, accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2006 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee, plus

(2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock)

to a Person who is not a Subsidiary of the Company, including the Net Cash Proceeds received by the Company from any issuance or sale permitted by the Indenture of convertible Indebtedness of the Company subsequent to the Closing Date, but only upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus

(3) an amount equal to the net reduction in Investments in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (whether or not any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the aggregate amount of all Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or the consummation of any redemption of any Capital Stock or subordinated Indebtedness within 90 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant;

(3) the making of any Restricted Payment in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such new options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of Disqualified Stock of the Company and any class or series of preferred stock of any Restricted Subsidiary of the Company issued on or after the Closing Date in accordance with the Fixed Charge Coverage Ratio test described under “— Limitation on Indebtedness;”

(5) payments or distributions, to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional shares of Capital Stock or withholding to pay for taxes payable by such employee upon such grant or award;

(8) Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(9) the repurchase, redemption, retirement or other acquisition of Capital Stock required by the employee stock ownership programs of the Company or required or permitted under employee agreements and any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Capital Stock;

(10) other Investments in an amount not to exceed $200.0 million at any time outstanding;

(11) Permitted Additional Restricted Payments;

(12) the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of common stock of the Company pursuant to any shareholder rights plan adopted for the purpose of protecting shareholders from takeover tactics;

(13) the repurchase, redemption or other acquisition of Disqualified Stock of the Company or its Restricted Subsidiaries in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Disqualified Stock of the Company (or options, warrants or other rights to acquire such Disqualified Stock);

(14) the purchase or redemption of any Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a “Change of Control” in accordance with provisions similar to those described under the caption “— Repurchase of Notes Upon a Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with the provisions similar to the “— Limitation on Asset Sales” covenant; provided that, prior to or simultaneously with such purchase or redemption, the Company has made an Offer to Purchase as provided in such covenants with respect to the Notes and has completed the repurchase or redemption of the Notes validly tendered for payment in connection with such Offer to Purchase and the provisions described under the captions “— Repurchase of Notes Upon a Change of Control” and “— Limitation on Asset Sales,” as applicable; or

(15) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

provided that, in the case of clauses (2), (4), (11), (13), (14) and (15) no Default (of the type described in clauses (1), (2), (9) or (10) under “Events of Default”) or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2), (7) or (11) thereof or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) thereof or an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3) or (6) of the preceding paragraph shall not be included in such calculation. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes or any Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on Restricted Payments” covenant, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than a Receivables Subsidiary) to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (2) make loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (3) repay any Indebtedness owed to the Company or any other Restricted Subsidiary or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1), (2) or (3) above).

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, the Indenture, the Existing Note Indentures or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law or any applicable rule, regulation or order;

(3) that are customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(4) that are purchase money obligations for property acquired and Capitalized Lease Obligations that impose restrictions on the property purchased or leased;

(5) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(6) in the case of clause (3) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

(C) arising or agreed to in the normal course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(8) relating to a Subsidiary Guarantor and contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith); and

(B) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

(9) arising from customary provisions in joint venture agreements and other similar agreements;

(10) existing in the documentation governing any Permitted Securitization or Permitted Factoring Program;

(11) contained in any agreement governing Indebtedness permitted under (A) clause (8) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant; or (B) the “Limitation on Indebtedness” covenant, provided that with respect to this sub- clause (B), such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the chief financial officer of the Company);

(12) existing under or by reason of any Investment not prohibited by the covenant described under “Limitation on Restricted Payments” and any Permitted Investment; or

(13) of the type referred to in the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Nothing contained in this covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) to the Company or a Wholly Owned Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals or other persons of shares of Capital Stock of foreign Restricted Subsidiaries, in each case, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4) sales of Capital Stock (other than Disqualified Stock) (including options, warrants or other rights to purchase shares of such Capital Stock) of a Restricted Subsidiary; provided that the Company or such Restricted Subsidiary either (a) applies the Net Cash Proceeds of any such sale in accordance with the “Limitation on Asset Sales” covenant or (b) to the extent such sale is of preferred stock, such sale is permitted under the “Limitation on Indebtedness” covenant.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the Closing Date and such newly acquired or created Restricted Subsidiary guarantees (or is a guarantor of) any Indebtedness of the Company under a Credit Facility, then such Restricted Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that (A) any Restricted Subsidiary that constitutes an Immaterial Subsidiary or Foreign Subsidiary need not become a Subsidiary Guarantor until such time as it (i) ceases to be an Immaterial Subsidiary or Foreign Subsidiary or (ii) guarantees Indebtedness of the Company under a Credit Facility and (B) the provisions of this paragraph will not apply to Receivables Subsidiaries.

Limitation on Transactions With Shareholders and Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary involving aggregate consideration in excess of $10.0 million, except upon terms not materially less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(3) the payment of regular fees to directors of the Company who are not employees of the Company and director and officer indemnification arrangements entered into by the Company in the ordinary course of business of the Company;

(4) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an equity interest in, or controls, such Person;

(5) transactions in connection with a Permitted Securitization including Standard Securitization Undertakings or a Permitted Factoring Program;

(6) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company, and the granting of registration and other customary rights in connection therewith;

(7) any Permitted Investments or any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(8) any agreement as in effect or entered into as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(9) any employment agreement, change in control/severance agreement, employee benefit plan (including retirement, health and other benefit plans), officer or director indemnification agreement or any similar arrangement or compensation (including bonuses and equity compensation) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(10) any tax sharing agreement or payment pursuant thereto, between the Company and/or one or more Subsidiaries on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes on the other hand, which payments by the Company and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(11) transactions with customers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that, in the reasonable determination of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(12) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business; or

(13) pledges of equity interests of Unrestricted Subsidiaries.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this covenant and not covered by clauses (2) through (13) of this paragraph, the aggregate amount of which exceeds $50.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), which Lien is securing any Indebtedness, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date;

(2) Liens granted on or after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens in connection with a Permitted Securitization or a Permitted Factoring Program;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any categories of property or assets of the Company or any Restricted Subsidiary other than the categories of property or assets securing the Indebtedness being refinanced;

(5) Liens to secure Indebtedness having an aggregate principal amount not to exceed, as of the date of granting any such Lien, the greater of (A) the amount permitted under clause (1) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant or (B) the maximum amount that would not cause the Secured Leverage Ratio to exceed 2.5 to 1.0 on the date on which such Lien is granted (after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom);

(6) Liens (including extensions and renewals thereof) securing Indebtedness permitted under clause (7) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant; provided that, (i) such Lien is granted within 365 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(7) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(8) Liens on any assets or properties of Foreign Subsidiaries to secure Indebtedness permitted under clause (8) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant;

(9) Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to clause (12) of the second paragraph of part (a) of the “Limitation on Indebtedness” covenant;

(10) other Liens securing Indebtedness or other obligations permitted under the Indenture and outstanding in an aggregate principal amount not to exceed $200.0 million; or

(11) Permitted Liens.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of Indebtedness of the Company or any Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company); provided that the Company or such other Restricted Subsidiary is irrevocably released in writing from all liability under such Indebtedness, (c) Replacement Assets or (d) a combination of the foregoing.

The Company will, or will cause the relevant Restricted Subsidiary to:

(1) within 12 months after the date of receipt of any Net Cash Proceeds from an Asset Sale:

(A) apply an amount equal to such Net Cash Proceeds to permanently repay Indebtedness under any Credit Facility or other unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary, in each case, owing to a Person other than the Company or any Affiliate of the Company (and to cause a corresponding permanent reduction in commitments if such repaid Indebtedness was outstanding under the revolving portion of a Credit Facility);

(B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets; and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) any excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this covenant totals at least $100.0 million, the Company must commence, not later than the last business day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari passu Indebtedness”), from the holders of such Pari passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. Notwithstanding the foregoing, the Company may, in its discretion, make an Offer to Purchase pursuant to this covenant in advance of any requirement to commence an Offer to Purchase pursuant to the previous sentence. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Limitation on Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Repurchase of Notes Upon a Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional Redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Notwithstanding the foregoing, the Company may make its offer to purchase the Notes as described in this section in advance of a Change of Control, conditioned upon consummation of such Change of Control, if a definitive agreement in respect of such anticipated Change of Control is in place as of the time of such offer.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional Redemption,” the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred (or, if applicable, that a definitive agreement in respect of such Change of Control is in place) and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) an irrevocable notice of redemption in respect of all of the outstanding Notes has been given pursuant to the provisions under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement does, and future Indebtedness may, prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Credit Agreement.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to the date of redemption.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. As of the Closing Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “— Covenants — Limitation on Indebtedness” and “— Covenants — Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person.

As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

SEC Reports and Reports to Holders

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company will furnish to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. Notwithstanding the foregoing, the furnishing or filing of such reports with the SEC on EDGAR (or any successor system thereto) shall be deemed to constitute furnishing of such reports with the Trustee.

In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply to a non-accelerated filer if the Company were required to file those reports with the SEC.

In addition, the Company and the Subsidiary Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events will be defined as “Events of Default” in the Indenture:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) (A) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions under the caption “— Repurchase of Notes Upon a Change of Control” or (B) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions under the caption “— Consolidation, Merger and Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions under the captions “— Covenants — Limitation on Restricted Payments,” “— Covenants — Limitation on Indebtedness” or “— Covenants — Limitation on Asset Sales”;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms its obligations under its Note Guarantee;

(9) the Company or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; and

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (9) or (10) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (9) or (10) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that may involve the Trustee in personal liability and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest on, such Note, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Company must certify, on or before a date not more than 90 days after the end of each fiscal year, that the Company and its Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. the Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Company will not (1), directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the property or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall be a corporation, limited partnership, limited liability company or other entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under the Indenture and the Notes and the Registration Rights Agreement; provided, however, that if the Surviving Person is not a corporation, a corporation that has no material assets or liabilities other than the Notes shall become a coissuer of the Notes pursuant to a supplemental indenture duly executed by the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis either (a) the Company (or the Surviving Person, if applicable) could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness” covenant or (b) the Company’s (of the Surviving Person’s, if applicable) Fixed Charge Coverage Ratio is greater than that of the Company prior to the consummation of such transaction; and

(4) the Company will have delivered to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) of this paragraph) and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable;

provided, however, that clause (3) above does not apply if, in the good faith determination of the chief financial officer of the Company, whose determination shall be evidenced by certification to such effect, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

No Subsidiary Guarantor will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor’s obligations under its Note Guarantee;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) the Company will have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable.

The foregoing requirements of this paragraph shall not apply to a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger.

Defeasance

Defeasance and Discharge

The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the day of the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(B) the Company has delivered to the Trustee (1) either (x) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (2) an officer’s certificate to the effect that the deposit was not made with the intent of preferring holders of the Notes over any other creditors with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default.

The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (3) of the first paragraph under “— Consolidation, Merger and Sale of Assets” and all the covenants described herein under “— Covenants,” and clause (c) under “Events of Default” with respect to such clause (3) of the first paragraph under “— Consolidation, Merger and Sale of Assets,” clauses (4) and (5) under “Events of Default” with respect to such other covenants and clauses (6) and (7) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the event that the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments and the Company’s obligations or any Subsidiary Guarantor’s Note Guarantee with respect to such payments will remain in effect.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes when:

(1) either:

(A) all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust by the Company and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or

(B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) the Company has paid all other sums payable under the Indenture by the Company.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification and Waiver

The Indenture may be amended, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) conform the text of the indenture to any provisions of this description of exchange notes to the extent that a portion of the “Description of Notes” section of the Company’s Offering Memorandum dated November 4, 2010 was intended to be a verbatim recitation of the Indenture or the Notes;

(4) provide for the issuance of additional Notes under the Indenture to the extent otherwise so permitted under the terms of the Indenture;

(5) comply with the provisions described under “— Consolidation, Merger and Sale of Assets” or “— Covenants — Limitation on Issuance of Guarantees by Restricted Subsidiaries”;

(6) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(7) evidence and provide for the acceptance of appointment by a successor Trustee;

(8) add a Subsidiary Guarantor; or

(9) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

Modifications and amendments of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption “— Optional Redemption”;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes (other than a rescission of acceleration of the Notes to the extent that such acceleration was initially instituted pursuant to a vote of the Holders);

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture;

(8) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee; or

(9) reduce the percentage or aggregate principal amount of Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

The exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global

Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes, if any.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of Exchange Notes” for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent that dividends or similar distributions have been paid by such Person to the Company or a Restricted Subsidiary;

(2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is at the time prohibited by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses (on an after-tax basis) attributable to asset dispositions;

(5) all extraordinary, unusual or non-recurring gains, charges, expenses or losses;

(6) the cumulative effect of a change in accounting principles;

(7) any non-cash compensation expenses recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees;

(8) any impairment charge or asset write off;

(9) net cash charges associated with or related to any restructurings;

(10) all (a) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements); (b) any fees and expenses incurred by the Company and its Restricted Subsidiaries in connection with the Transactions, including without limitation, any cash expenses incurred in connection with the termination or modification of any Hedging Obligations in connection with the Transactions; (c) financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of the Company and its Restricted Subsidiaries incurred as a result of Asset Acquisitions, Investments, Asset Sales permitted under the Indenture and the issuance of Capital Stock or Indebtedness, all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Asset Acquisition, Investment or Asset Sale; and (d) expenses incurred by the Company or any Restricted Subsidiary to the extent reimbursed in cash by a third party;

(11) all other non-cash charges, including unrealized gains or losses on agreements with respect to Hedging Obligations and all non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”); and

(12) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; or

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at December 15, 2015 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through December 15, 2015 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger or consolidation or Sale Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary (other than sales of preferred stock that are permitted under the “Limitations on Indebtedness” covenant);

(2) all or substantially all of the property and assets of a division or line of business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary, and in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company;

provided that “Asset Sale” shall not include:

(a) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant;

(b) sales, transfers or other dispositions of assets with a fair market value not in excess of $25.0 million in any transaction or series of related transactions;

(c) any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(d) the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof, or the disposition of assets in connection with a foreclosure or transfer in lieu of a foreclosure or other exercise of remedial action;

(e) any exchange of like property similar to (but not limited to) those allowable under Section 1031 of the Internal Revenue Code;

(f) sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology

(g) transactions permitted under the “Consolidation, merger and sale of assets” covenant;

(h) sales in connection with a Permitted Securitization or a Permitted Factoring Program;

(i) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j) dispositions constituting leases, subleases, licenses or sublicenses of property (including intellectual property) in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries (for the avoidance of doubt, other than any perpetual licenses of any material intellectual property);

(k) any transfer constituting a taking, condemnation or other eminent domain proceeding; or

(l) a grant of options to purchase, lease or acquire real or personal property in the ordinary course of business, so long as the disposition resulting from the exercise of such option would not constitute an “Asset Sale” under clauses (1), (2) or (3) of this definition, in each case, after giving effect to clauses (a) through (k) above.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, any duly authorized committee of such Board of Directors, or any Person to which the Board of Directors has properly delegated authority with respect to any particular matter. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means all monetary obligations of any Person and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, should be classified as Capitalized Leases and the Stated Maturity thereof shall be the date that the last payment of rent or any other amount due under such Capitalized Lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or penalty is due thereunder.

“Change of Control” means such time as:

(1) the adoption of a plan relating to the liquidation or dissolution of the Company;

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis;

(3) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(4) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act).

“Closing Date” means the date on which the Notes were originally issued under the Indenture.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Fixed Charges;

(2) amounts shown under the item “Taxes” on the Company’s income statement;

(3) depreciation expense;

(4) amortization expense; minus

(5) to the extent included in determining such Adjusted Consolidated Net Income, the sum of (a) reversals (in whole or in part) of any restructuring charges previously treated as Non- Cash Restructuring Charges in any prior period, (b) all non-cash items increasing Adjusted Consolidated Net Income, other than (A) the accrual of revenue consistent with past practice and (B) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDA in a prior period;

all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries); and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, in each case, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof), (2) any interest expense attributable to a Permitted Factoring Program, and (3) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the capital securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreement” means that certain Credit Agreement, dated December 10, 2009, among the Company, as borrower, the guarantors party thereto, the several banks and other financial institutions or entities from time to time party thereto as lenders, JPMorgan Chase Bank, N.A, as administrative agent and collateral agent, Barclays Bank PLC and Goldman Sachs Credit Partners L.P., as co-documentation agents, Bank of America, N.A. and HSBC Securities (USA) Inc. as co-syndication agents, and J.P. Morgan Securities Inc., Banc of America Securities LLC, HSBC Securities (USA) Inc. and Barclays Capital, as joint lead arrangers and joint bookrunners.

“Credit Facilities” means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement), commercial paper facilities, or indentures providing for revolving credit loans, term, loans, notes or other financings or letters of credit, or other credit facilities, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the date that is 91 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date that is 91 days after the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the date that is 91 days after the Stated Maturity of the Notes; provided that, only the portion of such Capital Stock which is so required to be redeemed, redeemable or convertible or exchangeable prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants; provided further that, any class or series of Capital Stock of such Person that by its terms or otherwise, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of any Capital Stock that is not Disqualified Stock, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by delivery of such Capital Stock.

“Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or (ii) an offer and sale of Capital Stock (other than Disqualified Stock) of a direct or indirect parent entity of the Company (to the extent the net proceeds therefrom are contributed to the common equity capital of the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.

“Existing Notes” means the Fixed Rate Senior Notes and the Floating Rate Senior Notes.

“Existing Note Indentures” means the Fixed Rate Senior Note Indenture and the Floating Rate Senior Note Indenture.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by (i) for a transaction or series of related transactions in excess of $50.0 million, the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors or (ii) for a transaction or series of related transactions involving $50.0 million or less, by the chief financial officer, whose determination shall be conclusive if evidenced by a certificate to such effect.

“Fiscal Year” means any period of 52 or 53 consecutive calendar weeks ending on the Saturday nearest to the last day of December; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2009 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to the last day of December of such calendar year; provided that in the event that the Company gives notice to the Trustee that it intends to change its Fiscal Year, Fiscal Year will mean any period of 52 or 53 consecutive calendar weeks or 12 consecutive calendar months ending on the date set forth in such notice.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee (the “Four Quarter Period”) to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date, in each case, as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(D) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense resulting from such Asset

Disposition or Asset Acquisition whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, plus

(2) the product of (x) the amount of all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

“Fixed Rate Senior Notes” means the Company’s 8% Senior Notes due 2016 issued on December 10, 2009 pursuant to the Fixed Rate Senior Notes Indenture.

“Fixed Rate Senior Note Indenture” means the Indenture, dated as of August 1, 2008, between the Company and Branch Banking and Trust Company, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated December 10, 2009, among the Company, certain subsidiaries of the Company and Branch Banking and Trust Company, as Trustee, with respect to the Fixed Rate Senior Notes.

“Floating Rate Senior Notes” means the Company’s Floating Rate Senior Notes issued on December 14, 2006 pursuant to the Floating Rate Senior Notes Indenture.

“Floating Rate Senior Note Indenture” means the Indenture, dated December 14, 2006, among the Company, certain subsidiaries of the Company and Branch Banking and Trust Company, as Trustee, with respect to the Floating Rate Senior Notes.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date as determined by the Public Company Accounting Oversight Board. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the Notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the normal course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee”

shall not include endorsements for collection or deposit in the normal course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under foreign exchange contracts, commodity hedging agreements, currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” means a holder of any Notes.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Company that is designated by the Company as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding 5% of the Company’s consolidated assets as of the most recent fiscal quarter for which balance sheet information is available and (ii) total revenues and operating profit for the most recent 12-month period for which income statement information is available not exceeding 5% of the Company’s consolidated revenues and operating profit, respectively; provided, that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it guarantees any Indebtedness of the Company.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) the principal component of all indebtedness of such Person for borrowed money;

(2) the principal component of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the normal course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) the principal component of all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency

Agreements and Interest Rate Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(9) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, and any redemption or repurchase premium, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C) Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) obligations in respect of performance, bid and surety bonds and completion guarantees in respect of activities being performed by, on behalf of or for the benefit of the Company or its Restricted Subsidiaries;

(iii) agreements providing for indemnification, adjustment of purchase price earn-out, incentive, non-compete, consulting, deferred compensation or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition);

(iv) any liability for trade payables incurred in the ordinary course of business; or

(v) any obligations (including letters of credit) incurred in the ordinary course of business in connection with workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements of the Company or any Restricted Subsidiary.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (whether fixed to floating or floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other

Investment) by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with the “Limitation on Asset Sales” covenant.

“Leverage Ratio” means, as of any date, the ratio of

(a) Total Debt of the Company outstanding on the last day of the most recently ended fiscal quarter for which reports have been filed with the SEC or provided to the Trustee; to

(b) Consolidated EBITDA of the Company computed for the then most recent four fiscal quarters prior to such date for which reports have been filed with the SEC or provided to the Trustee (with Consolidated EBITDA calculated on a pro forma basis giving effect to all adjustments contemplated by the definition of “Fixed Charge Coverage Ratio”).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations, performance, or assets of the Company or the Company and its Restricted Subsidiaries (other than a Receivables Subsidiary) taken as a whole, (ii) the rights and remedies of any Holder under the Indenture or (iii) the ability of the Company or its Restricted Subsidiaries to perform its obligations under the Indenture.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale;

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means any Guarantee of the obligations of the Company under the Indenture and the Notes by any Subsidiary Guarantor.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers’ certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

“Permitted Additional Restricted Payment” means Restricted Payments made by the Company in an amount not to exceed $75.0 million during any Fiscal Year; provided, to the extent that the amount of Permitted Additional Restricted Payments made by the Company during any Fiscal Year is less than the aggregate amount permitted (including after giving effect to this proviso) for such Fiscal Year, then such unutilized amount may be carried forward and utilized by the Company to make Permitted Additional Restricted Payments in any succeeding Fiscal Year or Years and provided further that, for each Fiscal Year, the amount shall be increased by an additional $120.0 million so long as both before and after giving effect to such Restricted Payment, the Leverage Ratio is less than 3.75:1.00.

“Permitted Business” means the business of the Company and its Subsidiaries engaged in on the Closing Date and any other activities that are reasonably related, supportive, complementary, ancillary or incidental thereto or reasonable extensions thereof.

“Permitted Factoring Program” means any and all agreements or facilities entered into by the Company or any of its Subsidiaries for the purpose of factoring its receivables or payables for cash consideration.

“Permitted Investment” means:

(1) an Investment in the Company or any Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (including, if as a result of such Investment, such Person is merged or consolidated with or into or transfers or conveys all or substantially all its assets to the Company or any Restricted Subsidiary);

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Commodity Agreements, Interest Rate Agreements and Currency Agreements intended to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates or manage interest rate risk;

(7) loans and advances to employees and officers of the Company and its Restricted Subsidiaries made in the ordinary course of business for bona fide business purposes not to exceed $12.0 million in the aggregate at any one time outstanding;

(8) Investments in securities of trade creditors or customers received

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(9) Investments made by the Company or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(11) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person under a Permitted Securitization or a Permitted Factoring Program; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests;

(12) Investments to the extent made in exchange for the Issuance of Capital Stock (other than Disqualified Stock) of the Company;

(13) any Investment made within 90 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the Indenture;

(14) repurchases of the Notes or any other outstanding senior indebtedness;

(15) other Investments made since the date of the Indenture that do not exceed, at any one time outstanding, $100.0 million;

(16) Investments in any Person engaged primarily in one or more Permitted Businesses and supporting ongoing business operations of the Company or its Restricted Subsidiaries (including, without limitation, Unrestricted Subsidiaries, and Persons that are not Subsidiaries of the Company) that do not exceed, at any one time outstanding, $100.0 million;

(17) any Investments existing on the Closing Date and any amendment, modification , restatement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof; provided that the principal amount of any Investment following any such amendment, modification, restatement, extension, renewal, refunding, replacement or refinancing pursuant to this clause (17) shall not exceed the principal amount of such Investment on the Closing Date;

(18) any Investment by any Foreign Subsidiary in (a) any other Foreign Subsidiary or (b) any Person, if as a result of such Investment (x) such Person becomes a Foreign Subsidiary or (y) such Person is merged or consolidated with or into or transfers or conveys all or substantially all of its assets to a Foreign Subsidiary; and

(19) any guarantees of Indebtedness permitted to be incurred by the “Limitation on Indebtedness” covenant.

“Permitted Liens” means:

(1) Liens in connection with a Permitted Securitization or a Permitted Factoring Program;

(2) Liens existing as of the Closing Date and securing indebtedness existing as of the Closing Date and any refinancings, refundings, reallocations, renewals or extensions of such Indebtedness; provided that, no such Lien shall encumber any additional property (except for accessions to such property and the products and proceeds thereof) and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date;

(3) Liens securing Indebtedness of the type permitted by clause (7) of the covenant entitled “Limitation on Indebtedness” that, (i) such Lien is granted within 365 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(4) Liens securing Indebtedness permitted by under clause (9) of the covenant entitled “Limitation on Indebtedness”; provided that, such Liens existed prior to such Person becoming a Restricted Subsidiary, were not created in anticipation thereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary;

(5) Liens in favor of carriers, warehousemen, mechanics, repairmen, materialmen, customs and revenue authorities and landlords and other similar statutory Liens and Liens in favor of suppliers (including sellers of goods pursuant to customary reservations or retention of title, in each case) granted in the ordinary course of business for amounts not overdue for a period of more than 60 days or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(6) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases, trade contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in the immediately preceding clause (i);

(7) judgment Liens that are being appealed in good faith or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default;

(8) easements, rights-of-way, covenants, conditions, building codes, restrictions, reservations, minor defects or irregularities in title and other similar encumbrances and matters that would be disavowed by a full survey of real property not interfering in any material respect with the value or use of the affected or encumbered real property to which such Lien is attached;

(9) Liens securing Indebtedness permitted by clause (8) of the covenant entitled “Limitation on Indebtedness”;

(10) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business;

(11) (i) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries, (ii) other agreements with respect to the use and occupancy of real property entered into in the ordinary course of business or in connection with an Asset Sale permitted by the covenant entitled “Limitation on Asset Sales” or (iii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(12) Liens on the property of the Company or any of its Restricted Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, licenses and statutory obligations, (ii) Contingent Liabilities on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(13) Liens on Receivables transferred to a Receivables Subsidiary under a Permitted Securitization or a Permitted Factoring Program;

(14) Liens upon specific items or inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(15) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired as a Permitted Investment to be applied against the purchase price for such Permitted Investment and (B) consisting of an agreement involving an Asset Sale permitted by the covenant entitled

“Limitation on Asset Sales,” in each case under this clause (i), solely to the extent such Permitted Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on earnest money deposits of cash or Cash Equivalents made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(16) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Law);

(17) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Company or any of its Restricted Subsidiaries and (ii) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and (iii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations in each case in the ordinary course of business and not prohibited by this Agreement;

(18) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located or any Liens senior to any lease, sub-lease or other agreement under which the Company or any of its Restricted Subsidiaries uses or occupies any real property;

(19) Liens constituting security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(20) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(21) Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to clause (12)(i) of the covenant entitled “Limitation on Indebtedness”;

(22) Liens for taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect; and

(23) Liens in respect of Hedging Obligations.

“Permitted Securitization” means any sale, transfer or other disposition by the Company or any of its Restricted Subsidiaries of Receivables and related collateral, credit support and similar rights and any other assets that are customarily transferred in a securitization of receivables, pursuant to one or more securitization programs, to a Receivables Subsidiary or a Person who is not an Affiliate of the Company; provided that (i) the consideration to be received by the Company and its Restricted Subsidiaries other than a Receivables Subsidiary for any such disposition consists of cash, a promissory note or a customary contingent right to receive cash in the nature of a “hold-back” or similar contingent right, (ii) no Default shall have occurred and be continuing or would result therefrom, and (iii) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of $500.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Permitted Securitization or a Permitted Factoring Program, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC and any supporting obligations.

“Receivables Subsidiary” shall mean any Wholly Owned Restricted Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or one or more of its Restricted Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the applicable Restricted Subsidiary (as provided below) as a Receivables Subsidiary and which meets the following conditions:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(i) is guaranteed by the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary);

(ii) is recourse to or obligates the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary); or

(iii) subjects any property or assets of the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(b) with which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(c) to which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced by a certified copy of the resolution of the Board of Directors of such Restricted Subsidiary giving effect to such designation and an officers certificate certifying, to the best of such officer’s knowledge and belief, that such designation complies with the foregoing conditions.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used or useful in a Permitted Business (or an Investment in a Permitted Business).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of

(a) Total Secured Debt of the Company outstanding on the last day of the most recently ended fiscal quarter for which reports have been filed with the SEC or provided to the Trustee to

(b) Consolidated EBITDA of the Company computed for the then most recent four fiscal quarters prior to such date for which reports have been filed with the SEC or provided to the Trustee (with Consolidated EBITDA calculated on a pro forma basis giving effect to all adjustments contemplated by the definition of “Fixed Charge Coverage Ratio”).

“Significant Subsidiary” means, any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in a securitization of Receivables.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a Guarantor of the Notes, including any Restricted Subsidiary of the Company which provides a Note Guarantee of the Company’s obligations under the Indenture and the Notes pursuant to the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant.

“Temporary Cash Investment” means any of the following:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of the Company or any Subsidiary of the Company) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s;

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any State thereof) and which has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500.0 million;

(d) any repurchase agreement having a term of 30 days or less entered into with any commercial banking institution satisfying the criteria set forth in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e) with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Person maintains its chief executive office or principal place of business or is organized; provided such country is a member of the Organization for Economic Cooperation and Development, and which has a short-term commercial paper rating from S&P of at least “A-1” or the equivalent thereof or from Moody’s of at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; or

(f) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union whose legal tender is the Euro and which are denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company filed with the SEC or delivered to the Trustee.

“Total Debt” means, on any date and with respect to any Person, the outstanding principal amount of all:

(1) obligations of such Person and its Restricted Subsidiaries for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(2) monetary obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person and its Restricted Subsidiaries; and

(3) all Capitalized Lease Obligations of such Person and its Restricted Subsidiaries; minus

(4) an amount equal to the unrestricted cash and Temporary Cash Investments of such Person and its Restricted Subsidiaries,

in each case exclusive of intercompany Indebtedness between such Person and its Restricted Subsidiaries and any Contingent Liability in respect of any of the foregoing and calculated in accordance with GAAP on a consolidated basis.

“Total Secured Debt” means, on any date and with respect to any Person, the Total Debt of such Person as of that date that is secured by a Lien, calculated in accordance with GAAP on a consolidated basis.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means, collectively, (i) the issuance of the Notes, (ii) the repayment of borrowings under certain credit facilities of the Company concurrent with the closing of the offering of the Notes, and (iii) the payment of fees and expenses in connection and in accordance with the foregoing.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2015; provided, however, that if the period from the redemption date to December 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate as of the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $2.0 million or less or (II) if such Subsidiary has assets greater than $2.0 million, such designation would be permitted under the “Limitation on restricted payments” covenant; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on indebtedness” and “Limitation on restricted payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” of any specified Person, as of any date, means the Capital Stock of such Person (other than directors’ and foreign nationals’ qualifying shares) that is at the time entitled to vote in the election of the Board of Directors of such Person is owned by the referent Person.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We, the guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the old notes on November 9, 2010. Under the registration rights agreement, we and the guarantors have agreed to:

•	file a registration statement on or prior to 180 days after November 9, 2010 (or if such 180th day is not a Business Day (as defined in the registration rights agreement), the next succeeding Business Day) enabling holders of outstanding notes to exchange the privately placed old notes for publicly registered exchange notes with substantially identical terms;

•	use all commercially reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to 270 days after November 9, 2010 (or if such 270th day is not a Business Day (as defined in the registration rights agreement), the next succeeding Business Day); and

•	unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and use all commercially reasonable efforts to issue exchange notes in exchange for all notes tendered in the exchange offer.

Under the registration rights agreement that we, the guarantors and the initial purchasers entered into in connection with the issuance of the old notes on November 9, 2010, we and the guarantors will use all commercially reasonable efforts to file a shelf registration statement, which may be an amendment to this registration statement, with the SEC on or prior to 30 days after such filing obligation arises (or if such 30th day is not a Business Day (as defined in the registration rights agreement), the next succeeding Business Day) and will use all commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC on or prior to 90 days after such obligation arises (or if such 90th day is not a Business Day (as defined in the registration rights agreement), the next succeeding Business Day) if:

•	the issuer and the guarantors are not required to file an exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

•	any holder of the old notes notifies the issuer prior to the 20th Business Day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

•	it is a broker-dealer and owns old notes acquired directly from the issuer or an affiliate of the issuer.

We and the guarantors will pay additional interest on the old notes for the periods described below if:

•	we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

•	we and the guarantors fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of the notes during the periods specified in the registration rights agreement.

You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities. We have also agreed that we will make a sufficient number of copies of this prospectus available to any selling holders of the exchange notes or broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for each $2,000 principal amount of old notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of exchange notes in exchange for each $1,000 integral multiple amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $1,000,000,000 aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral notice (which is subsequently confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer.”

By tendering your old notes, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you are not engaging in or intending to engage in a distribution of the exchange notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on February 4, 2011, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange

Offer” have not been satisfied, by giving oral or written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt delivery of exchange notes for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our sole judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC or materially impair the contemplated benefits of the exchange offer to us;

•	any governmental approval has not been obtained which we believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “— Procedures for Tendering Old Notes” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to acceptance of your notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Old Notes

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the old notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

If you are DTC participant, to tender old notes in the exchange offer:

•	you must comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; and

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and the letter of transmittal; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus and letter of transmittal are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in this prospectus, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the old notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender old notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such old notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•	a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus on or prior to the expiration date, or, if the guaranteed delivery procedures are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “— Exchange Agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed Branch Banking & Trust Company as exchange agent for the exchange offer of old notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal and requests for Notice of Guaranteed Delivery to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:	Facsimile Transmission:
Branch Banking & Trust Company	(252) 246-4303
223 W. Nash Street Wilson, North Carolina 27893 Attn: Corporate Trust	For information or to confirm receipt of facsimile by telephone (call toll-free): (800) 682-6903

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all of the transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In addition, holders of old notes who do not exchange their old notes for old notes under the exchange offer will no longer have any registration rights or be entitled to liquidated damages under the registration rights agreement.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, old notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of old notes for exchange notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of your old notes for exchange notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your old notes for exchange notes. For example, there should be no change in your tax basis and your holding period should carry over to the exchange notes. In addition, the United States federal income tax consequences of holding and disposing of your exchange notes should be the same as those applicable to your old notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging old notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, upon request, we will make a sufficient number of copies of this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

That the notes are duly authorized by the issuer, and certain other matters of Maryland law, will be passed upon on our behalf by Venable LLP. That the guarantees are duly authorized by the guarantors organized in the State of Delaware, and certain other matters of Delaware law, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. That the guarantees are duly authorized by the guarantor organized in the State of Colorado, and certain other matters of Colorado law, will be passed upon on our behalf by Hogan Lovells US LLP. That the guarantees are duly authorized by the guarantor organized in the State of Kansas, and certain other matters of Kansas law, will be passed upon on our behalf by Foulston Siefkin LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 2, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GFSI Holdings, Inc. as of July 3, 2010 and for the year ended July 3, 2010 have been filed as an exhibit to the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

Offer to Exchange
Up to $1,000,000,000 aggregate principal amount
of our 6.375% Senior Notes due 2020
(which we refer to as exchange notes)
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for all of our outstanding unregistered
6.375% Senior Notes due 2020 issued on November 9, 2010
(which we refer to as old notes)
and the guarantees thereof.

PROSPECTUS

January 6, 2011

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.